NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 2nd Floor, Hamilton HM 19, Bermuda

Everest Re Group, Ltd. Appoints Meryl Hartzband to the Board of Directors

HAMILTON, Bermuda – (BUSINESS WIRE – May 23, 2019)

Everest Re Group, Ltd. “Everest” or the “Company” (NYSE:RE) today announced the appointment of Meryl Hartzband to its Board of Directors.

Ms. Hartzband was a founding partner of Stone Point Capital and served as the firm's Chief Investment Officer from 1999 to 2015. Before joining Stone Point, she was a Managing Director at J.P. Morgan & Co., specializing in private equity investments in the financial services industry.

Ms. Hartzband currently serves on the boards of directors of Greenhill & Co., and Conning Holdings Ltd.  She previously served as a director on the boards of The Navigators Group, Inc., Travelers Property Casualty Corp., AXIS Capital Holdings Limited, ACE Limited, and numerous portfolio companies of Stone Point. She holds a B.A. degree from Cornell University and an M.B.A. from the Columbia University Graduate School of Business.

Mr. Joseph V. Taranto, Chairman, said: “I am very pleased to welcome Meryl to the Everest Board of Directors.  Her knowledge of the insurance and reinsurance industry combined with her financial and investment expertise will be a valuable addition to our board.”

Ms. Hartzband will serve as a member of the Company’s Audit, Compensation and Nominating & Governance Committees.

About Everest Re Group, Ltd.
Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for more than 40 years through subsidiaries in the U.S., Europe, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com

Contact:
Everest Re Group, Ltd.
Jon Levenson, Head of Investor Relations
Investor.relations@everestre.com
Phone (908) 604-3169